Exhibit (16)

                      Callahan, Johnston & Associates, LLC
                  Certified Public Accountants and Consultants


October 22, 2001


To the Board of Directors
Western Media Group Corporation
11900 Wayzata Bou1evard, Suite 100
Minneapolis, Minnesota 55305

As previously discussed, the Company is currently moving its headquarters to New York. With this in mind the Company would better served by a certified p\1blic accounting firm in that area. With that in mind please accept this as our formal resignation as the auditors for Western Media Group Corporation.

As the Company is aware, this resignation needs to be reported to the Securities and Exchange Commission on a Form 8-K filing. If the successor auditor is known that appointment can be announced at the same time.

We wi11 be glad to assist in the transition. With this in mind please let us know who the successor auditor will be.

Sincerely,

CALLAHAN, JOHNSTON & ASSOCIATES, LLC

/s/ SCOTT M. CALLAHAN
---------------------
Scott M. Callahan
Certified Public Accountant




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